Exhibit 99.2

FelCor Lodging Trust Incorporated

Debt Summary

at June 30, 2009

(dollars in thousands)

	Encumbered Hotels		Interest Rate at June 30, 2009		Maturity Date	Consolidated Debt	Debt Service Coverage Ratio(a)
Senior term notes	none		9.00	%(b)	June 2011	$299,539
Senior term notes	none		L + 1.875		December 2011	215,000
Total senior debt			6.50	(c)		514,539

CMBS debt	12 hotels	(d)	L + 0.93	(e)	November 2011(f)	250,000	4.44x
Mortgage debt	9 hotels	(g)	L + 3.50	(h)	August 2011(i)	200,800	2.46x
Mortgage debt(j)	Esmeralda-REN, Vinoy-REN		L + 1.55	(k)	May 2012(l)	176,411	0.96x
CMBS debt(j)	8 hotels	(m	8.70		May 2010	160,217	1.04x
Mortgage debt	7 hotels	(n)	9.02		April 2014	119,374	1.78x
Mortgage debt	6 hotels	(o)	8.73		May 2010	114,533	1.13x
CMBS debt(j)	5 hotels	(p)	6.66		June-August 2014	71,724	2.09x
CMBS debt(j)	Boca Raton-ES, Wilmington-DT		6.15		June 2009(q)	14,399	2.51x
CMBS debt	Indianapolis North-ES		5.81		July 2016	11,941	0.72x
Capital lease and other	St. Paul-ES and other		9.70		various	2,623	1.90x
Total mortgage debt	53 hotels		5.23	(c)		1,122,022	1.77x
Total			5.63	%(c		$1,636,561

(a)

Debt service coverage ratio for the twelve-month period ending June 30, 2009 is computed by dividing Hotel EBITDA (for the encumbered hotels), less 4% of hotel revenue (representing capital expenditures), by debt service.

(b)	When either Moody’s Investor Service or Standard & Poor’s Rating Services increases our senior note ratings to Ba3 or BB-, respectively, this interest rate will decrease to 8.5%.
(c)	Interest rates are calculated based on the weighted average debt outstanding at June 30, 2009.
(d)

The hotels that secure this debt are: Anaheim-ES, Bloomington-ES, Charleston Mills House-HI, Dallas DFW South-ES, Deerfield Beach-ES, Jacksonville-ES, Lexington-HS, Dallas Love Field-ES, Raleigh/Durham-DTGS, San Antonio Airport-HI, Tampa Rocky Point-DTGS, and Phoenix Tempe-ES.

(e)	We have purchased an interest rate cap that caps LIBOR at 7.8% and expires in November 2009 for this notional amount.
(f)	The maturity date assumes that we will exercise the remaining two one-year extension options that permit, at our sole discretion, the current November 2009 maturity to be extended to 2011.
(g)

The hotels that secure this debt are: Charlotte SouthPark-DT, Houston Medical Center-HI, Myrtle Beach-HLT, Mandalay Beach-ES, Nashville Airport-ES, Philadelphia Independence Mall-HI, Pittsburgh University Center-HI, Santa Barbara-HI, and Santa Monica-HI.

(h)	LIBOR for this loan is subject to a 2% floor.
(i)	This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy.
(j)	The hotels under this debt are subject to separate loan agreements and are not cross collateralized.
(k)	We have purchased interest rate caps that cap LIBOR at 6.5% and expire in May 2010 for aggregate notional amounts of $177 million.
(l)	We have exercised the first of three successive one-year extension options that permit, at our sole discretion, the original May 2009 maturity to be extended to 2012.
(m)	The hotels that secure this debt are: South San Francisco-ES, Orlando South-ES, Atlanta Buckhead-ES, Chicago Deerfield-ES, New Orleans-ES, Boston Marlboro-ES, Piscataway-ES, and Corpus Christi-ES.
(n)	The hotels that secure this debt are: Milpitas-ES, Napa Valley-ES, Minneapolis Airport-ES, Birmingham-ES, Baton Rouge-ES, Miami Airport-ES, and Ft. Lauderdale-ES.
(o)	The hotels that secure this debt are: Phoenix Crescent-SH, Ft. Lauderdale Cypress Creek-SS, Atlanta Galleria-SS, Chicago O’Hare-SS, Philadelphia Society Hill-SH, and Burlington-SH.
(p)	The hotels that secure this debt are: Atlanta Airport-ES, Austin-DTGS, BWI Airport-ES, Orlando Airport-HI, and Phoenix Biltmore-ES.
(q)

These loans matured in June 2009 but remain unpaid and are in default. We withheld payment in order to cause the special servicer to engage in discussions regarding modifications, including potentially extending the maturity date.